                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF COLORADO


In re:                      )
                            )
CRAY COMPUTER CORPORATION,  )  Case No. 95-12697 CEM
a Delaware corporation,     )      (Chapter 11)
                            )
     Debtor.                )
                            )
EIN 84-1120275              )


--------------------------------------------------------------------------------

                       DISCLOSURE STATEMENT ACCOMPANYING
           DEBTOR'S THIRD AMENDED LIQUIDATING PLAN OF REORGANIZATION
--------------------------------------------------------------------------------

Denver, Colorado
March 21, 1996



                             HOLLAND & HART
                             JACK L. SMITH
                             RISA L. WOLF-SMITH
                             555 17th Street, Suite 3200
                             Denver, Colorado  80202
                             (303) 295-8000

                             ATTORNEYS FOR CRAY
                             COMPUTER CORPORATION



IMPORTANT! THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION CONCERNING CRAY COMPUTER CORPORATION'S PROPOSED LIQUIDATING PLAN OF REORGANIZATION, PLEASE READ THIS DOCUMENT WITH CARE.

--------------------------------------------------------------------------------

                              SUMMARY INFORMATION


Debtor Cray Computer Corporation ("Company", "Debtor" or "Cray"), the debtor and debtor in possession in this case.

Purpose of        This Disclosure Statement ("Statement") has been prepared by
Statement         Debtor.  The purpose of the Statement is to provide
                  information sufficient to permit a creditor or shareholder of
                  Debtor to make a reasonably informed decision in exercising the right to vote on Debtor's Liquidating Plan of
                  Reorganization (the "Plan"), which is attached to this
                  Statement as Exhibit 1.  The United States Bankruptcy Court in
                               ---------
                  Denver, Colorado has approved this Statement. Such approval does not determine the merits of the Plan but means that the Court has found that the Statement contains adequate information to permit a creditor or shareholder to make a reasonably informed decision when voting on the Plan.
                  Capitalized terms used in this Statement have the same meanings as defined in the Plan.

                  You are urged to study the Plan in full and to consult your counsel about the Plan and its impact upon your legal rights, including possible tax consequences. Please read the Statement and Plan carefully before voting on the Plan.

Plan Summary      The Plan proposes that a Liquidating Trustee will be appointed to manage and dispose of the balance of the assets of the Estate on behalf of Debtor. Allowed priority Claims and small
                  Unsecured Claims will be paid on the Effective Date. Because it is unlikely there will be sufficient cash available to pay all allowed Unsecured Claims in full, the holders of allowed
                  Unsecured Claims will be paid on a Pro Rata basis. Subsequent distribution(s) to the holders of allowed Unsecured Claims will be made to the extent additional cash becomes available on a Pro Rata basis. Equity security holders (shareholders) will receive Pro Rata distribution of available cash remaining, if any, after full payment of the Classes of Allowed Claims plus interest, as provided under the Plan.
                  Debtor's management believes that any payment to shareholders is unlikely.

                  THE PRECEDING IS MERELY A SUMMARY OF THE PROVISIONS OF THE PLAN AND IS NOT INTENDED AS A SUBSTITUTE FOR READING THE PLAN IN ITS ENTIRETY. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS SUMMARY, OR THIS DISCLOSURE STATEMENT, AND THE PLAN, THE PROVISIONS OF THE PLAN WILL CONTROL.

Effective Date    No distributions will be made under the Plan until the
of Plan           Effective Date of the Plan, which will be the first business day which is 15 days after the entry of a Bankruptcy Court order confirming the Plan which has not been stayed.

                               TABLE OF CONTENTS

                                                                                                            Page
I.  INTRODUCTION.............................................................................................. 1
     A.    PURPOSE OF DISCLOSURE STATEMENT.................................................................... 1
     B.    THE CHAPTER 11 PROCESS............................................................................. 1

II.  DEBTOR................................................................................................... 2
     A.    GENERAL BACKGROUND INFORMATION ABOUT DEBTOR AND ITS BUSINESS....................................... 2
     B.    EVENTS LEADING TO FILING OF CHAPTER 11 PETITION.................................................... 3
     C.    SIGNIFICANT POST-PETITION CHAPTER 11 EVENTS........................................................ 5
               1.   Retention of Bankruptcy Counsel and Accountants by Debtor................................. 5
               2.   Appointment of Creditors' Committee and Its Counsel....................................... 5
               3.   Cash Collateral Agreement and Payments on Secured Loan.................................... 5
               4.   Delisting of Debtor's Stock............................................................... 6
               5.   Reorganization and Liquidation Efforts.................................................... 6
                    a.  Reorganization Efforts................................................................ 6
                    b.  Sale and Lease to M/A-COM and Quantum................................................. 6
                    c.  Auction of Personal Property.......................................................... 7
                    d.  Sale of RAIDS Systems................................................................. 7
                    e.  Intellectual Property................................................................. 8
               6.   Operating Losses.......................................................................... 8
               7.   Bar Date for Filing Claims................................................................ 8
               8.   Actions on Executory Contracts............................................................ 9
               9.   Status of Pending Litigation.............................................................. 9
               10.  Financial Statements and SEC Reports......................................................10

III. DEBTOR'S PROPOSED CHAPTER 11 PLAN........................................................................11
     A.    CONCEPT OF THE PLAN................................................................................11
               1.   Sale of Property to M/A-COM...............................................................11
               2.   Transfer of Remaining Land to Seymour Cray in Compromise of Claim.........................13
               3.   Liquidating Trustee.......................................................................13
               4.   Source of Funds and Payments Due..........................................................14
     B.    CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS...............................................16

               1.   Allowed Administrative Expenses and Non-Classified Priority Claims...............16
                    a.    Debtor's Counsel...........................................................17
                    b.    Debtor's Accountants.......................................................17
                    c.    Creditors' Committee Counsel and Computer Industry Consultant..............17
                    d.    Appraisers and Other Consultants...........................................18
                    e.    Payment of Professionals...................................................18
                    f.    Auctioneer.................................................................18
                    g.    U.S. Trustee Fees..........................................................19
                    h.    PostPetition Claims........................................................19
                    i.    Priority Tax Claims........................................................19
               2.   Allowed Classified Claims and Interests..........................................20
                    a.    Class 1 - Real Property Taxes (County of El Paso, State of Colorado).......20
                    b.    Class 2 - Personal Property Taxes (County of El Paso, State of Colorado)...20
                    c.    Class 3 - Secured Claim (Congress Financial Corp.).........................20
                    d.    Class 4 - Secured Claim (Burnham Leasing)..................................21
                    e.    Class 5 - Priority Claim (Employee Priority Wage and Benefit Claims).......21
                    f.    Class 6 - Priority Claims (Employee Benefit Plans).........................21
                    g.    Class 7 - Small Unsecured Claims Not Exceeding $2,500......................22
                    h.    Class 8 - General Unsecured Claims Exceeding $2,500........................22
                    i.    Class 9 - Allowed Interests (Debtor's Shareholders)........................25
     C.  CLAIMS ALLOWANCE PROCESS....................................................................26
     D.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES....................................................26
     E.  RETENTION OF JURISDICTION...................................................................26
     F.  LEGAL EFFECTS OF THE PLAN...................................................................27
     G.  SEVERABILITY................................................................................27

IV.  THE CHAPTER 7 LIQUIDATION ALTERNATIVE...........................................................27
     A.  GENERAL COMPARISON OF CHAPTERS 11 AND 7.....................................................27
     B.  COSTS AND RESULTS OF THE CHAPTER 11 CASE TO DATE............................................28
     C.  CHAPTER 11 COSTS UP TO CONFIRMATION.........................................................29
     D.  COMPARISON OF CONFIRMATION AND CONVERSION...................................................29

       E. COMPARATIVE COSTS AFTER CONFIRMATION HEARING DATE.......................................32
V.     MANNER OF VOTING AND CONFIRMATION OF THE PLAN..............................................35
       A. SOLICITATION, VOTING AND ACCEPTANCES....................................................35
       B. CONFIRMATION............................................................................36

VI.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN........................................36

VII.   CONCLUSION.................................................................................37

                                      vi

                               I.  INTRODUCTION

     On March 24, 1995, Debtor filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado. Since that time, Debtor has operated as a debtor in possession, and no trustee or examiner has been appointed. Debtor has filed the Plan for the purpose of maximizing the value of its assets and paying Creditors to the extent that funds become available for such payment.

A.  PURPOSE OF DISCLOSURE STATEMENT

     As far as is reasonably practicable, this Disclosure Statement is intended to provide information of a kind that would enable the typical Creditor or other party in interest to make an informed decision to accept or reject the Plan. Prior to its distribution to all Creditors, this Disclosure Statement was approved by the Bankruptcy Court as containing adequate information for this purpose.

     No representations concerning Debtor, its assets, liabilities and operations that are inconsistent with anything contained herein have been authorized by Debtor in connection with any solicitation of acceptance of the Plan. Although Debtor is not aware of any material inaccuracies or omissions with respect to the matters described herein, there can be no guaranty that there are no inaccuracies or omissions.

B.   THE CHAPTER 11 PROCESS

     Chapter 11 of the Bankruptcy Code allows Debtor's business to be reorganized or its assets to be liquidated as the means of satisfying its Creditors and shareholders. The Court has scheduled a hearing on Confirmation of the Plan on the date and time set forth in the Court's Order accompanying this Statement at the U.S. Bankruptcy Court, U.S. Custom House, Fifth Floor, 721 19th Street, Denver, Colorado 80202-2508. At the Confirmation hearing, the Court will consider whether to approve the Plan.

     Debtor solicits acceptance of the Plan from Debtor's Creditors who are members of the various impaired Classes as defined in the Plan. Only Classes which are impaired under the Plan are entitled to vote. Classes which are not impaired under the Plan are deemed to have accepted it. A class of Claims is "impaired" unless, with respect to each Claim or interest of the Class, the Plan
(1) leaves unaffected the legal, equitable and contractual rights of the claimant or interest holder or (2) cures any default, reinstates the maturity of the Claim as it existed before the default, and compensates the holder for any damages resulting from reasonable reliance on the relevant contract or applicable law. Thus, even if a Class of Claims will be paid in cash the full amount of the Claims on the Effective Date, the Class is "impaired."

     A ballot is being transmitted to all members of impaired Creditor Classes for the purpose of voting on the Plan. The ballot may be completed and returned by mail to: Holland & Hart, 555 Seventeenth Street, Suite 3200, Denver, Colorado 80201, Attn: Jack L. Smith, Esq. If an improperly executed or unexecuted ballot is returned or if no ballot is returned at all, it will not be counted as a vote to accept or reject the Plan. Ballots must be received by Mr. Smith on or before the date indicated in the Court Order which accompanies this Statement.

THIS STATEMENT AND THE PLAN MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN, AND NOTHING CONTAINED IN THEM SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY. THE STATEMENTS AND THE FINANCIAL INFORMATION SET FORTH IN THIS STATEMENT HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. DEBTOR HAS MADE A GOOD FAITH EFFORT TO DISCLOSE CIRCUMSTANCES IN WHICH CHANGES IN PRESENT CIRCUMSTANCES COULD REASONABLY BE ANTICIPATED TO MATERIALLY AFFECT YOUR VOTE. THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF A CERTIFIED AUDIT AND HAS BEEN PREPARED ON A LIQUIDATION VALUE BASIS.

DEBTOR BELIEVES THAT THE PLAN PROVIDES A GREATER OR EARLIER RECOVERY TO ALL CREDITORS THAN ANY ALTERNATIVES WOULD PROVIDE. EACH IMPAIRED CREDITOR SHOULD CAREFULLY REVIEW THIS DISCLOSURE STATEMENT IN ORDER TO MAKE AN INDEPENDENT DETERMINATION OF WHETHER TO VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN. IN ADDITION, ALTHOUGH DEBTOR HAS MADE EVERY EFFORT TO BE ACCURATE IN ITS DESCRIPTION OF THE PLAN HEREIN, EACH HOLDER OF AN IMPAIRED CLAIM SHOULD REVIEW THE ENTIRE PLAN BEFORE CASTING A BALLOT.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                                  II.  DEBTOR

A.   GENERAL BACKGROUND INFORMATION ABOUT DEBTOR AND ITS BUSINESS

     Debtor was incorporated under the laws of Delaware on July 27, 1989, as a wholly-owned subsidiary of Cray Research, Inc. ("CRI"). On November 15, 1989, Debtor became publicly held by means of a distribution by CRI of Debtor's shares to CRI's shareholders. To provide Debtor with the technology necessary for its independent operations, CRI and Debtor entered into cross licensing and technology transfer agreements involving both hardware and software. Most, but not all, of the restrictions on the use and transfer of this technology expired July 31, 1994.

     Until the date of its bankruptcy filing, Debtor was engaged in the design, development, manufacture, and marketing of the CRAY-3 Supercomputer System, the CRAY-3/Super Scalable System ("CRAY-3/SSS") and the CRAY-4 Supercomputer System. The CRAY-3, CRAY-3/SSS, and CRAY-4 incorporated a modular or building block architecture design to allow customers to add processing and memory capability and to provide balanced, high performance computing for many types of scientific and engineering applications.

     Debtor is managed under the direction of its board of directors, who have served both prior to and during the Chapter 11 case. The directors are Seymour
R. Cray (term expiring in 1995 or when his successor is elected and qualifies), Jean-Louis Gassee (term expiring in 1996), and Thomas A. Longo, (term expiring in 1997).

     The executive officers who have remained with the Company since the filing of the Chapter 11 case, in addition to Seymour R. Cray as the Chief Executive Officer, are Terry A. Willkom, President and Chief Operating Officer, and William G. Skolout, Vice President of Finance, Chief Financial Officer, Secretary and Treasurer.

     Messrs. Willkom and Skolout have been responsible for the day-to-day management of Debtor, including marketing and sale of Debtor's business and its assets. Mr. Skolout's employment by Debtor terminated December 31, 1995. Mr. Willkom's employment by Debtor will cease on the Effective Date.

     On the Petition Date, Debtor's principal assets included finished CRAY-2 and CRAY-3 computers, work in process on the CRAY-3, CRAY-3/SSS and CRAY-4 computers plus associated raw materials, equipment, furniture, improved and unimproved real property totaling approximately 60 acres, leasehold interests and fixtures, accounts receivable, contract rights, and certain patents, licenses and other intellectual property, as set forth in Debtor's Bankruptcy Schedules and Statement of Affairs as amended from time to time and on file with the Bankruptcy Court.

B.   EVENTS LEADING TO FILING OF CHAPTER 11 PETITION

     The development of a new generation of scientific super- computers is a lengthy and technically challenging process. The CRAY-3, CRAY-3/SSS, and CRAY-4 were technically complex super- computers, requiring unique design, manufacturing techniques and testing processes. Because Debtor pioneered the technological development in all of these areas, it experienced developmental delays in each area and in combining all of the advanced components into a complete supercomputer system. This delay resulted, among other things, in a two-year delay in the market introduction of the CRAY-3 from original estimates.

     Debtor believes that this delay was the principal cause of its inability to secure orders for the purchase of the CRAY-3 when it became available for sale in 1993. Also, as a result of this delay in market introduction and associated sales, the Company was repeatedly required to raise additional capital to continue the funding of design, development and marketing activities for the CRAY-4, development of the CRAY-3/SSS, and the manufacture and marketing of the CRAY-3 systems.

     Through the development of the CRAY-3, CRAY-3/SSS and CRAY-4 computers, Debtor sought to address the high performance, large scale scientific computing segment of the supercomputer market. The number of potential customers in this market is and always has been limited. In addition, the market for supercomputers has always been characterized by continuing advancement of technology and the development of increasingly sophisticated and powerful systems which render existing systems obsolete within a few years.

     As a development stage enterprise, Debtor had a net loss in 1994 of $37,786,000. Debtor had accumulated losses of approximately $363,000,000 from its inception through 1994, approximately $123,000,000 of which was incurred while Debtor was owned by CRI. Research and development expenses were $35,742,000 in 1994, $45,000,034 in 1993, and $49,258,000 in 1992.

     The Company's independent auditors in their report for the year 1994 stated there was substantial doubt about the Company's ability to continue as a going concern. Also, the Company had no orders for or revenues from the sale of its products, except for approximately $2.1 million of revenue generated from a development contract on the CRAY-3/SSS. The Company needed substantial funds to continue operations past March 1995. Debtor's management anticipated losses that would have continued at a rate of $3 million per month unless and until Debtor achieved substantial revenues from sales of the CRAY-4 and/or CRAY-3/SSS.

     In early 1995, Debtor determined it would be unable to complete a planned private placement financing of up to $25,000,000 of Common Stock with foreign and United States institutional investors. In March, 1995, the Company ceased to have sufficient liquid assets to allow it to continue operations. The Company terminated most of its 350 employees, stopped work on its supercomputer systems, and filed its Chapter 11 Petition on March 24, 1995, in order to preserve its assets and to maximize payments to creditors and, if possible, shareholders.

C.   SIGNIFICANT POST-PETITION CHAPTER 11 EVENTS

     1. RETENTION OF BANKRUPTCY COUNSEL AND ACCOUNTANTS BY DEBTOR

     On March 28, 1995, the Court authorized Debtor to retain Holland & Hart ("H&H") as bankruptcy counsel and to continue its representation of Debtor on other general matters. Prior to the filing, Debtor paid H&H a retainer of $100,800 for costs and services rendered or to be rendered in connection with this bankruptcy case. After applying payment for pre-petition services rendered in preparation for the bankruptcy filing and payment of the Chapter 11 filing fee, H&H deposited the amount of $83,900.04 in its trust account.

     On April 12, 1995, the Court entered its Order authorizing the employment of KPMG Peat Marwick LLP ("KPMG") as Debtor's independent certified public accountants and consultants.

     2. APPOINTMENT OF CREDITORS' COMMITTEE AND ITS COUNSEL

     On April 13, 1995, the United States Trustee's Office appointed an Official Unsecured Creditors' Committee (the "Creditors Committee") consisting of representatives of Toshiba America Electronic Components, Inc., Omnetics Connector Corporation, Colorado Springs Utilities, Air Liquide, and Visual Numerics, Inc.

     On May 17, 1995, the Court authorized the Creditors Committee to retain Faegre & Benson P.L.L.P., as general bankruptcy counsel to represent the Committee in the bankruptcy proceedings.

     3. CASH COLLATERAL AGREEMENT AND PAYMENTS ON SECURED LOAN

     Prior to its bankruptcy, Debtor obtained a term loan in the amount of $6,000,000 and a revolving line of credit from Congress Financial Corporation ("Congress") in the amount of $6,500,000, secured by collateral including Debtor's real estate, equipment, intellectual property and accounts receivable and standby letters of credit in the amount of $6 million posted by Seymour Cray. As of the Petition Date, Debtor owed Congress approximately $12.7 million. Since that time, Congress has drawn on the standby letters of credit, reducing the amount of Congress' secured loan by $6 million and resulting in an unsecured Claim by Seymour Cray in the amount of $6 million. During the pendency of this case, Debtor has paid Congress an additional $6.7 million, and it is Debtor's position that Congress has been paid all or substantially all of its secured claim.

     On May 5, 1995, Debtor filed a Motion for Authorization to Use Cash Collateral in which Congress claimed a security interest. As a result of discussions between Debtor, Congress and the Creditors Committee, a stipulation was reached in which Congress allowed Debtor, on an interim basis, to utilize the cash which Debtor held (or would receive as a result of the collection of outstanding receivables) to fund its reorganization efforts.

     4. DELISTING OF DEBTOR'S STOCK

     Debtor's common stock was quoted on the NASDAQ National Market. On July 14, 1995, at Debtor's request, its common stock was delisted and trading was suspended. This delisting request was the result of the decision of Debtor's Board of Directors to implement a liquidating Chapter 11 plan.

     5. REORGANIZATION AND LIQUIDATION EFFORTS

        a.  Reorganization Efforts
            ----------------------

     Both before and after the commencement of this Chapter 11 Case, Debtor engaged in extensive efforts to reorganize. These efforts focused on (1) finding investment capital or an investment partner which would permit Debtor to satisfy its Creditors and resume operations; or, (2) finding potential purchasers or lessees of its assets on terms which would permit Debtor to satisfy its secured debt, make the maximum possible distributions to unsecured Creditors, and if possible thereafter, to equity holders.

     Debtor contacted numerous companies that manufacture computers and related products as part of an extensive search for purchasers or investment partners. To assist in the marketing process, and with Bankruptcy Court authorization, Debtor hired appraisers, consultants, and auctioneers to provide valuations of Debtor's real and personal property assets. The Committee also employed its own consultant for the valuation and marketing of Debtor's business and assets. After meeting with Debtor's management, this consultant believed that various marketing options were being sufficiently explored by Debtor.

     Despite its efforts, Debtor was unable to find the investment capital or an investment partner that would permit Debtor to resume its business operations. Therefore, after conferring with Congress and the Creditors Committee, Debtor embarked on its effort to maximize value by a controlled liquidation of its assets.

        b.  Sale and Lease to M/A-COM and Quantum.
            --------------------------------------

     On July 21, 1995, Debtor executed Transaction Agreements providing for the sale of certain personal property and for the lease of Debtor's real property (the "Sale and Lease") with M/A-COM, Inc. ("M/A-COM") and Quantum Corporation ("Quantum"). Under the Sale and Lease, Debtor sold to M/A-COM all the equipment and fixtures, including the "clean room" and its support equipment, located in its FAB Facility as well as any other equipment or intellectual property necessary for the manufacture and assembly of computer components. In addition, Debtor leased to M/A-COM the portion of its building occupied by the FAB Facility, which consists of approximately 40,000 square feet. Finally, Debtor leased to Quantum the portion of its building known as the "Western Manufacturing Wing," containing approximately 128,000 square feet, along with certain furniture and equipment. These leases permit M/A-COM and Quantum to occupy the two portions of Debtor's headquarters building for an initial two year lease term on a triple net basis with an option for up to an additional three years.

     On August 29, 1995, the Bankruptcy Court approved the Sale and Lease as subsequently modified by negotiations during the competitive bidding process.
At closing, Debtor received in cash a total of $7,275,000 from M/A-COM and $2,573,000 from Quantum for a total of $9,848,000, which included prepayment of rents for the initial two-year term of each lease. From this, $6,734,343.83 was paid to Congress. Debtor established a reserve of $150,000 for possible future liabilities for sales and use taxes for which Debtor assumed responsibility and an escrow of approximately $46,000 to secure against certain Postpetition mechanic's liens. After payment of closing expenses and personal property taxes arising from the Sale and Lease, Debtor received the net amount of $2,724,096.37.

     c.  Auction of Personal Property
         ----------------------------

     Debtor determined that the value of its remaining equipment could be best maximized by an auction process and received Bankruptcy Court approval to hire Koll-Dove Global Disposition Services, LLC ("Koll-Dove") to conduct a public auction. Koll-Dove is a full service auctioneer specializing in the sale of high technology capital assets. The auction was held on October 26, 1995. The property sold included printed circuit board and data processing equipment, furniture, industrial machinery and other miscellaneous capital assets. The net amount realized by Debtor from the auction was approximately $1,800,000.

     d.  Sale of RAIDS Systems
         ---------------------

     Because of a lack of bidding interest, certain pieces of equipment were not sold at the auction, including three Maximum Strategy Gen 4 Storage (RAIDS) Systems. The Court authorized Debtor to hire William Sembrat, a former employee with numerous contacts in the industry, to sell the RAIDS Systems in exchange for a 4% commission. Net of such commission, Debtor expects to receive a total of approximately $100,000 for the RAIDS Systems.

          e.  Intellectual Property
              ---------------------

     On January 29, 1996, the Court approved the sale of substantially all of Debtor's intellectual property, including its patents, patent applications, potentially patentable technology, and certain other rights under several license agreements and sub-licensed patents. Dasu, L.L.C. purchased such intellectual property for a total of $250,000 pursuant to a Patent Asset Agreement dated September 15, 1995.

     6. OPERATING LOSSES

     At December 31, 1994, the Company had a net operating loss carry forward for Federal income tax purposes of approximately $226,985,000, which may be available to offset future taxable income, if any, through 2009. The Company also has a research and development tax credit carry forward for Federal income tax purposes of approximately $13,773,000 which it believes will be available to offset future Federal income taxes, if any, through 2009. The use of these carry forwards would be severely limited by the terms of Section 382 of the Internal Revenue Code if there is an "ownership change" as defined by Section
382. Accordingly, depending on the outcome of Debtor's bankruptcy case, the Company's ability to utilize its Federal income tax net operating loss and research and development credit carry forwards may be severely restricted or eliminated. Debtor has been unable to make any arrangement that would permit their use, other than for offsetting any income generated during the bankruptcy case, and such use appears unlikely. Should Debtor liquidate and its business not continue, these carry forwards will not be available.

     7. BAR DATE FOR FILING CLAIMS

     The Bankruptcy Court set September 30, 1995 as the last date to file proofs of claim against the Estate, and notice of the date was given to all Creditors, shareholders, and other parties in interest. This Bar Date applied to all Claims arising prior to March 24, 1995 which were not scheduled, Claims scheduled as disputed, contingent or unliquidated in the schedules of liabilities filed with the Bankruptcy Court by Debtor, and Claims scheduled but with which the Creditor disagreed as to amount. Claims arising on account of the rejection of an executory contract must be filed within 30 days of the order allowing rejection. Since September 30, 1995 was a Saturday, any Creditor required to file a proof of claim who failed to do so by October 2, 1995, will not be treated as a Creditor for the purposes of voting on or distribution under the Plan.

     8. ACTIONS ON EXECUTORY CONTRACTS

     Debtor is a party to several executory contracts and licenses. Debtor has rejected an executory contract for the maintenance of a CRAY-2 computer at Livermore Laboratories in California. After unsuccessfully seeking purchasers of the lease of Debtor's printed circuit board plant, Debtor rejected its lease of that facility as of December 15, 1995.

     Seymour R. Cray, the Chairman of the Board and Chief Executive Officer of Debtor and the designer of the CRAY-3 and CRAY-4 supercomputer systems, has served as an independent contractor to Debtor under a Design and Development Agreement which expires in June 1997. Mr. Cray has waived all compensation under this Agreement since March 24, 1995. The Agreement provided for early termination in the event Debtor discontinued development funding or limited or terminated agreed-upon production of the CRAY-4 or future systems. Upon termination, Mr. Cray retains the option to continue development and production of the project, subject to consent by Debtor's secured lender, Congress, as long as its loan agreement with Debtor remains in effect. Debtor believes that this contract has terminated, but if it is executory it will be rejected under the Plan.

     Debtor is reviewing all of its executory contracts and intends to reject them unless it is able to sell or assign them. Unless assumed by separate motion or by amendment to the Plan, all executory contracts will be rejected by the Plan.

     9. STATUS OF PENDING LITIGATION

     Debtor is contractually responsible for payment of approximately $160,000 in use taxes assessed by the City of Colorado Springs against M/A-COM and Quantum in connection with the purchase of equipment from Debtor should such assessment be sustained upon review. M/A-COM and Quantum dispute the assessment, and Debtor has assisted them in instituting review proceedings in an effort to eliminate the assessment. In addition, Debtor may request the Bankruptcy Court to disallow the assessment.

     On September 28, 1995, Congress filed a Complaint asking the Bankruptcy Court to declare its loan agreement with Debtor terminated, to determine the extent and validity of its claims, and for other relief (Adversary No. 95-1603
SBB). Congress sought payment of fees and charges of approximately $950,000 in addition to the full payment of principal and non-default interest it had already received. On November 22, 1995, the Court dismissed this adversary proceeding. Congress continues to assert its claim through its proof of claim, to which both Debtor and the Creditors Committee have objected.

     William Kuntz, III, a shareholder of Debtor, filed an appeal to the United States District Court for the District of Colorado of orders entered by the Bankruptcy Court granting Debtor an extension of time to assume or reject its printed circuit board facility lease and an extension of its exclusive period to file a plan. The District Court dismissed the appeal, but Mr. Kuntz filed a further appeal to the Tenth Circuit Court of Appeals. Mr. Kuntz filed another appeal to the District Court of Orders on Debtor's counsel's interim fee application, rejection of the printed circuit board facility lease, and sale of the RAIDS systems. That appeal was dismissed, but Mr. Kuntz appealed the dismissal to the Tenth Circuit Court of Appeals. In a third appeal to the District Court, Mr. Kuntz appealed the order approving Debtor's sale of its patent assets to Dasu, L.L.C. The District Court dismissed that appeal for failure to timely file the notice of appeal.

     Mr. Kuntz also filed a petition in Delaware Chancery Court seeking to compel Debtor to convene a meeting of shareholders. Debtor has filed an answer and the action is pending.

     10. FINANCIAL STATEMENTS AND SEC REPORTS

     During the Chapter 11 case, Debtor has filed monthly financial reports with the Office of the United States Trustee and the Court. The reports are available for inspection at the Court. A balance sheet as of February 29, 1996 is attached as Exhibit 2 to this Disclosure Statement. In addition, a pre-petition balance sheet and post-petition income statements for all available post-petition months were filed with Debtor's financial reports and are available for inspection at the Court.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). More detailed information regarding the Company is available in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and Quarterly Reports on Form 10-Q for the three months ended March 31, June 30 and September 30, 1995, filed with the Commission pursuant to Section 13 of the Exchange Act. Such reports, proxy statements and information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10007; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036-3648.

     In 1992 the Commission issued an order for a non-public investigation relating to the trading by certain insider entities and individuals of the Company's common stock from September 1, 1990 to January 31, 1992, prior to the loss of a pending purchase order for a CRAY-3 system from the National Energy Research Supercomputer Center at Lawrence Livermore National Laboratory. The announced loss of this purchase order in December 1991 caused a major drop in the stock's market price. The Commission was examining whether these entities or individuals in possession of material, non-public information may have made false or misleading statements in Commission filings or public statements concerning the progress in the development of the CRAY-3, which, if true, may be violations of the securities laws. Debtor has continued to cooperate with the investigation by the Commission's Central Regional Office and believes that the investigation has not uncovered violations by the Company or its officers and directors. Prior to its bankruptcy filing, Debtor agreed to indemnify officers who are also subjects of this investigation for costs incurred in connection with their defense, to the extent required by Debtor's Certificate of Incorporation. No claims have been filed by such officers for any pre-petition costs, but Debtor expects to reimburse one officer for post-petition costs in the amount of approximately $1,100. Although the Commission has not filed a claim in the Bankruptcy case or sought to impose any fines or penalties on Debtor, Debtor cannot predict the ultimate outcome of the investigation which, so far as Debtor knows, is presently inactive.

                    III.  DEBTOR'S PROPOSED CHAPTER 11 PLAN

     THE DESCRIPTION OF THE PLAN IN THE FOLLOWING OVERVIEW IS A SUMMARY ONLY AND IS QUALIFIED IN ITS ENTIRETY BY THE PLAN ITSELF.

A.  CONCEPT OF THE PLAN

    1. SALE OF PROPERTY TO M/A-COM

    The Plan provides for the sale of Debtor's building and surrounding site of approximately 26.5 acres, along with certain of Debtor's personal property currently leased to Quantum, to M/A-COM, or a competing bidder, as follows:

     (1) M/A-COM has agreed to purchase the property for $7,300,000 in cash, $100,000 of which is held in escrow by M/A-COM's counsel as an earnest money deposit and the remainder of which is payable at closing. The M/A-COM Contract also calls for a total of $250,000 in liquidated damages, inclusive of the $100,000 deposit, should M/A-COM fail to fulfill its obligations under the M/A-COM Contract.

     (2) The property to be conveyed to M/A-COM includes the building and surrounding site, consisting of no less than 25.5 acres and no more than 27.5 acres, the precise description to be determined by Debtor and M/A-COM by January 31, 1996. If Debtor and M/A-COM do not reach agreement by that date, either will have the right to terminate the M/A-COM Contract, with all other obligations of the parties ceasing and the deposit returned to M/A-COM. The property to be sold includes all appurtenances and improvements to the property, all of Debtor's interest in the existing leases to M/A-COM and Quantum Corporation, certain personal property leased to Quantum, and other rights relating to the property, as defined in the M/A-COM Contract, together with all buildings, structures, improvements and fixtures located on the property.

     (3) The property would be conveyed to M/A-COM free and clear of all liens, encumbrances, covenants and easements except those approved by M/A-COM within 30 days after receipt of a title commitment and except the lien for real property taxes for the year of sale. Debtor would reserve an amount equal to the amount of real estate taxes for the year of sale relating to the property owned by Debtor not being sold to M/A-COM.

     (4) M/A-COM's obligation to close its purchase is specifically conditioned on the occurrence of certain events, including (1) the entry of an Order by the Bankruptcy Court approving the transaction and the conveyance of the property free and clear of all interests of other entities and a finding by the Bankruptcy Court that M/A-COM is acquiring the property in good faith as a result of an arm's-length transaction and entitled to the protections of 11 U.S.C. (S) 363(m); (2) the approval by the Bankruptcy Court prior to the solicitation of acceptances of the Plan from Creditors of the "Occupancy Extension Agreement" as set forth in the M/A-COM Contract; and (3) the approval by the City of Colorado Springs of the subdivision of Debtor's real estate to permit conveyance of the portion to be sold to M/A-COM on terms acceptable to M/A-COM. The Occupancy Extension Agreement, if approved, will allow M/A-COM to exercise an additional 5-year option to lease its leased portions of the premises at the then fair market rental value, as determined by agreement of the parties or, absent agreement, by three qualified appraisers, and will eliminate the owner's right to terminate the lease without cause, if a competing bidder buys the property.

     (5) Closing of the sale to M/A-COM would occur five days after the later of the issuance of the approved subdivision plat or the Order of the Bankruptcy Court approving the transaction (at M/A-COM's option, M/A-COM may require that all appeal periods shall have expired before closing), but not later than May 1, 1996. Closing may occur after entry of the Court's order confirming the Plan but before the Effective Date of the Plan.

     (6) In the event a competing offer is received by Debtor prior to the hearing on Confirmation of the Plan which the Court determines is more favorable to the Estate than the M/A-COM Contract, the Court may approve such sale. In that event, the property would be sold to such buyer in accordance with the terms of that sale free and clear of all liens, encumbrances, and interests of other entities (except the real property tax lien for the year of sale and interests to which the purchaser consents).

     (7) If the property is not sold to M/A-COM or a competing bidder, it would be sold by the Liquidating Trustee as described in Section III.A.2 below. If the sale of the property is approved by Confirmation of the Plan, the terms of the sale would be binding on the Liquidating Trustee and any other subsequently appointed trustee, and the Liquidating Trustee or other trustee would proceed to close the sale in accordance with the approved terms.

     On March 4, 1996, the Court approved the Occupancy Extension Agreement referred to in subparagraph (4) above. As a result, if a party other than M/A-COM successfully outbids M/A-COM for the property proposed to be sold to M/A-COM, then the existing lease between M/A-COM and the Debtor would be amended as follows: (1) Debtor's right to terminate the lease without cause on twelve months' notice would be deleted and (2) M/A-COM would be granted the right to extend the lease for five years beyond the primary lease term (two years) and the holdover term (three years) upon the same terms as the original lease except that the base rent would be at the then fair market rental value as agreed by the parties or, without agreement, as appraised. A party which successfully outbids M/A-COM must accept the property subject to M/A-COM's lease as amended by the Occupancy Extension Agreement.

     2. TRANSFER OF REMAINING LAND TO SEYMOUR CRAY IN COMPROMISE OF CLAIM

     As described in Section III.B.2.h. hereof, the Plan contemplates the transfer of Debtor's remaining real estate, consisting of approximately 32 acres of undeveloped land, to Seymour Cray in return for a reduction of $1,504,000.00 of his Claim.

     3. LIQUIDATING TRUSTEE

     The Plan contemplates conversion of all assets of the Estate to cash for distribution to Creditors, and in the unlikely event there is a surplus, to shareholders. Debtor will not operate its business. It will have no assets, no employees, and no function under the Liquidating Plan. A Liquidating Trustee will be charged with the task of collecting all available assets of the Estate, reducing them to cash, disbursing funds to Creditors under the Plan, prosecuting claims belonging to the Estate, and defending claims against the Estate. The Liquidating Trustee will invest the Estate's cash in appropriate interest-bearing accounts pending distribution.

     Debtor and the Creditors Committee have agreed to appoint Terry Willkom, Debtor's current President and Chief Operating Officer, as Liquidating Trustee. Mr. Willkom has led Debtor's liquidation to date and is the person most familiar with Debtor's assets, history, pending claims, and the industry in which Debtor previously did business. As Liquidating Trustee, Mr. Willkom would be an independent contractor. He would not be a court-appointed trustee under the Bankruptcy Code and would not be monitored by the Office of the United States Trustee. In addition, based on Mr. Willkom's proven reliability, Debtor and the Creditors Committee have agreed that the Liquidating Trustee will not be bonded. This will also save the Estate the considerable expense of a bond.

     Upon the Effective Date, the Creditors Committee will become the Plan Committee, to review and approve disbursements of funds, disposition of assets, and settlements of disputes by the Liquidating Trustee. The Liquidating Trustee may act on these matters after giving the Plan Committee notice if the Plan Committee does not object within 20 days. If the Plan Committee objects within that time, the Liquidating Trustee may seek Court approval for the proposed action. The Court will retain jurisdiction to resolve disputes between the Plan Committee and the Liquidating Trustee. After all of the Estate's assets have been liquidated, all claims have been allowed or disallowed, and all distributions under the Plan have been completed, the Liquidating Trustee will close the case.

     The Liquidating Trustee will be paid at the rate of $1,600 per week for a minimum of 20 working hours per week. Such compensation will be reduced proportionately if there is a reduction of minimum work hours, as determined by the Plan Committee and the Liquidating Trustee. The Liquidating Trustee will also have the authority to retain attorneys and other professionals to assist him in liquidating Debtor's assets and administering the Estate's affairs. The amount of professional services required by the Liquidating Trustee will depend upon whether the Liquidating Trustee is required to participate in substantial litigation. It is impossible to predict at this time the actual cost of such professional services.

     4.  SOURCE OF FUNDS AND PAYMENTS DUE

     Debtor's principal remaining assets include the following: (1) cash in the amount of approximately $4,350,000; (2) the M/A-COM Contract for the sale of Debtor's building and surrounding site, entitling Debtor to $7,300,000.00 in cash; (3) the RAIDS

Systems, valued at approximately $100,000; and (4) a reserve of $150,000 and an escrow of $46,000 to cover remaining obligations under the Sale and Lease to M/A-COM and Quantum. The liquidation of these assets will be completed by Debtor or the Liquidating Trustee and will be the source of distributions to Creditors and, if possible, shareholders under the Plan. Debtor therefore estimates a total of approximately $12 million will be available for distribution.

     Debtor expects to make the following payments on the Effective Date: (1) payments to administrative and nonclassified priority claimants in the amount of approximately $100,000; Debtor will also reserve approximately $600,000 to cover expected allowed Administrative Expenses for the fees and expenses of its counsel and accountants and Creditors Committee counsel; (2) payment to El Paso County, as the Class 1 Creditor, of approximately $200,000 for 1995 real estate taxes and a reserve of approximately $45,000 for 1996 real estate taxes; (3) payment to El Paso County, as the Class 2 Creditor, of approximately $600,000 for personal property taxes (if not allowed as of the Effective Date, Debtor will reserve that amount); (4) payment to Congress, the Class 3 Creditor, of up to approximately $948,000 or such lesser amount as is allowed by the Court (if the Class 3 Claim has not been allowed by the Court on the Effective Date, Debtor will reserve approximately $948,000 to cover the claimed amount); (5) payment to Burnham Leasing, the Class 4 Creditor, of up to $22,000 (if not allowed as of the Effective Date, Debtor will reserve that amount); (6) payment to employees, as Class 5 Creditors, of approximately $195,000 for employee priority wage and benefit claims; (7) payment to employees, as Class 6 Creditors, of approximately $23,000 for employee priority benefit plan claims; and (8) payment to unsecured Creditors with Allowed Claims not exceeding $2,500, the Class 7 Creditors, of approximately $366,000. Debtor and the Liquidating Trustee will continue to hold the present reserves of $196,000 under the sale and lease to M/A-COM and Quantum. These payments or reserves to be made or set aside on the Effective Date amount to approximately $3,300,000. In addition, Debtor and the Liquidating Trustee may establish additional reserves, up to approximately $350,000, to cover potential obligations to M/A-COM and/or Quantum for taxes.

     The remaining amount plus any amounts reserved for Claims which are later disallowed and any additional available proceeds of liquidation, but less any other necessary reserves for anticipated expenses, will be distributed to general unsecured Creditors with claims exceeding $2,500, the Class 8 Creditors. Payments to Class 8 Creditors will be made semiannually, with the first semiannual distribution on the first practicable date following the Effective Date, as determined by the Liquidating Trustee, but not later than 60 days after the Effective Date. Subsequent distributions will occur at six-month intervals thereafter unless the total available for distribution is less than $100,000, in which case the distribution may be deferred to the next semiannual distribution date. In addition, the Liquidating Trustee may make distributions at any time, in his discretion, without waiting until the next semiannual distribution date.

B.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

     The Plan establishes eight Classes of Claims and one Class of equity security interests. If the Plan is confirmed, the Class into which a Claim or equity security interest falls will determine the manner in which it will be treated.

Claims and Interests
--------------------

Unclassified    Allowed Administrative Expenses and Non-Classified Priority
                  Claims
     Class 1    Allowed Secured Real Property Taxes
     Class 2    Allowed Secured Personal Property Taxes
     Class 3    Allowed Secured Claim, if any, of Congress Financial Corporation
     Class 4    Allowed Secured Claim, if any, of Burnham Leasing
     Class 5    Allowed Employee Wage and Benefit Claims
     Class 6    Allowed Employee Benefit Plan Claims
     Class 7    Allowed General Unsecured Claims Not Exceeding $2,500.
     Class 8    Allowed General Unsecured Claims Exceeding $2,500
     Class 9    Allowed Interests of Debtor's shareholders

     1. ALLOWED ADMINISTRATIVE EXPENSES AND NON-CLASSIFIED PRIORITY CLAIMS

     The Plan provides that all Allowed Administrative Expense and Non-Classified Priority Claims will be paid in full on the Effective Date. Postpetition debts will be paid in the ordinary course of business.

     Allowed Administrative Expenses and Priority Claims, including Priority Tax Claims, are entitled to priority in payment, meaning that they are entitled to payment in full before general, unsecured creditors. Allowed Administrative Expense Claims include costs and expenses of administration of the Chapter 11 case including fees payable to attorneys, accountants, or other professionals retained by Debtor or the Creditors Committee. Debtor's known Administrative Expense and Unclassified Priority Tax Claims are hereafter described.

     a.  Debtor's Counsel.
         -----------------

     Holland & Hart ("H&H") is the duly appointed bankruptcy counsel for Debtor. As of September 30, 1995, H&H incurred fees and expenses totaling approximately $335,000. By an Order dated December 26, 1995, the Court allowed $234,024.00 in fees and $19,965.56 in expenses, leaving approximately $80,000 in outstanding fees for determination at final hearing. The retainer of $83,900.04 described in Section II.C.1. was applied to such payment.

     H&H has incurred and will continue to incur additional fees and expenses for services after September 30, 1995. For the period October 1, 1995 through February 29, 1996, H&H has incurred approximately $226,000 in fees and $13,000 in expenses. H&H estimates that its fees and expenses for the period from March 1, 1996, through the Effective Date will be approximately $120,000.

     Debtor has applied to the Court to employ Prickett, Jones, Elliott, Kristol & Schnee ("PJ") as special counsel to defend an action brought by William Kuntz, III in Delaware. (See Section II.C.9. above.) To date, PJ has incurred
                   ---
approximately $1,000 in fees and expenses, and PJ estimates that its total fees and expenses through the Effective Date may be up to approximately $15,000 if it is necessary to litigate the Kuntz matter to conclusion. On January 16, 1996, the Court set an initial limit of $5,000 on PJ's fees.

     b.  Debtor's Accountants.
         ---------------------

     KPMG Peat Marwick LLP ("KPMG") is the duly appointed independent certified public accountant and consultant for Debtor. KPMG was not paid a retainer in this case. KPMG has incurred $20,036.50 in fees and $995.59 in expenses through November 30, 1995 and has filed an interim application seeking allowance and payment of such fees and expenses. KPMG has incurred and will continue to incur additional fees and expenses.

     c. Creditors' Committee Counsel and Computer Industry Consultant.
        --------------------------------------------------------------

     Faegre & Benson ("F&B") as bankruptcy counsel to the Creditors Committee, incurred fees and expenses totaling approximately $93,000 through September 30, 1995. By an Order dated December 22, 1995, the Court allowed $62,548.13 in fees and $9,812.94 in expenses, leaving approximately $21,250.00 in outstanding fees for determination at final hearing.

     F&B has incurred and will continue to incur additional fees and expenses for services after September 30, 1995. For the period October 1, 1995 through February 29, 1996, F&B has incurred approximately $32,000 in fees plus expenses of approximately $5,000. F&B estimates that its fees and expenses for the period from March 1, 1996 through the Effective Date will be approximately $50,000, depending on the extent of litigation required.

     On May 5, 1995, the Bankruptcy Court entered an order authorizing the Creditors' Committee to employ Von Gehr International as a consultant for the Committee. Von Gehr has provided advice to the Committee in evaluating Debtor's proposed reorganization options. Debtor and the Committee believe that Von Gehr will only seek fees for one trip to meet with Debtor's representatives in Colorado Springs (estimated to be less than $3,000), plus reimbursement of its actual expenses.

     d. Appraisers and Other Consultants.
        ---------------------------------

     With Court approval, Debtor has employed various appraisers and consultants to assist in the liquidation of Debtor's assets. Debtor has paid $3,076.80 to National Remarketing Service for personal property and equipment appraisal services and $4,362.50 to Fellows Real Estate Consultants, Inc. for real property appraisal services.

     The Court also authorized Debtor to assume its property tax service agreement with DuCharme McMillen & Associates, Inc. ("DMA"). Under the agreement, DMA will seek to obtain a reduction of Debtor's real and personal property taxes for 1993, 1994 and 1995 in exchange for payment to DMA of 33-1/3% of any tax savings, including tax refunds, obtained. To date, Debtor believes that no fees have been incurred under this contract. In addition, the Court authorized Debtor to employ LDC Inc. as land surveyor and consultant in order to replat the real property proposed to be sold to M/A-COM. LDC Inc. has estimated the total cost for its services to be $11,120.00.

     e.  Payment of Professionals.
         -------------------------

     Fees and expenses may be paid to the above attorneys, accountants, appraisers, consultants and other professionals only after Court approval upon application. Such fees and expenses through the Confirmation Date will be paid in cash in full on the Effective Date unless the Court has not yet approved them, in which event payment will be made upon entry of an order approving such fees and expenses.

     f.  Auctioneer.
         -----------

     On September 18, 1995, the Court entered its Order authorizing Debtor to employ Koll-Dove Global Disposition Services, LLC ("Koll-Dove") to conduct an auction of Debtor's equipment and other personal property remaining after the closing of the Sale and Lease transaction with M/A-COM, Inc. and Quantum Corporation. Koll-Dove was paid a 10% buyers' premium from the purchasers of the auctioned equipment and was reimbursed its expenses out of the auction proceeds on completion of its services without the need for further Court order.

     g.  U.S. Trustee Fees.
         ------------------

     All unpaid fees owing to the Office of the United States Trustee pursuant to 28 U.S.C. (S) 1930 are to be paid in full on the Effective Date. Pursuant to an amendment to Section 1930, Chapter 11 quarterly fees must continue to be paid by Debtor until this case is converted, closed or dismissed. Quarterly fee payments will continue to be made by Debtor throughout the life of the Plan. Debtor estimates that such fees will amount to $10,500.

     h.  PostPetition Claims.
         --------------------

     Debtor has incurred minimal trade debt after the filing of the bankruptcy case in the ordinary course of business. These Claims will be paid in the ordinary course of business. Chemical-Mellon Shareholder Services has invoiced Debtor for approximately $30,000 for its services as registrar and transfer agent for Debtor's common stock. Debtor may also be liable for sales or use taxes arising out of the sale and lease of assets to M/A-COM and Quantum in August 1995. Although Debtor believes that the transaction was exempt from such taxes, the city, county, and state taxing authorities may seek to collect approximately up to $500,000 in such taxes, interest, and penalties. Any of these amounts determined to be allowed Administrative Expenses will be paid on the later of the Effective Date or when allowed.

     i.  Priority Tax Claims.
         --------------------

     Debtor is indebted to certain taxing authorities for Prepetition unsecured taxes. Debtor believes its Unclassified Priority Claims for Prepetition unsecured taxes are approximately $76,000, consisting of $24,909 owed to the City of Colorado Springs for sales and use taxes in January, February and March of 1995 and $51,934 owed to the State of Colorado for sales and use taxes from November of 1994 through March of 1995. These Priority Tax Claims will be paid in full on the Effective Date of the Plan, except that any such amount which is disputed will be paid when allowed.

     2. ALLOWED CLASSIFIED CLAIMS AND INTERESTS

        a. Class 1 - Real Property Taxes (County of El Paso, State of Colorado)
           --------------------------------------------------------------------

     Class 1 consists of the Allowed Secured Claim held by El Paso County, for real property taxes secured by a statutory lien on Debtor's real property. Debtor estimates this Class 1 Claim to be approximately $200,000, representing unpaid real estate taxes on Debtor's real estate for January 1 through September 1, 1995, for which Debtor is responsible. M/A-COM and Quantum are responsible for their respective portions of the real estate taxes under their leases. Debtor may dispute the amount of taxes owed and has engaged a property tax consultant, with Court approval, to assist in obtaining a reduction in these taxes. On August 30, 1995, Debtor paid $192,846.80 to El Paso County, Colorado for 1994 real estate taxes.

     The Plan provides that the Class 1 Creditor shall retain unaltered all of its legal, equitable and contractual rights as they existed on the filing date of the bankruptcy case. The Class 1 Creditor will be paid in full in the amount allowed. Therefore, Class 1 is not impaired and is not entitled to vote, having been deemed to have accepted the Plan.

     b. Class 2 - Personal Property Taxes (County of El Paso, State of Colorado)
        --------------------------------- --------------------------------------

     Class 2 consists of the Allowed Secured Claim held by El Paso County for personal property taxes secured by a statutory lien on Debtor's personal property. This Class will be paid its Allowed Claim in full in cash on the Effective Date or as soon thereafter as the Claim is allowed by agreement of the parties or by Final Order of the Bankruptcy Court. Debtor disputes the amount claimed and has engaged a property tax consultant, with Court approval, to assist in obtaining a reduction in the amount of taxes claimed. Debtor estimates that this claim amounts to approximately $600,000. Class 2 is impaired under the Plan and is entitled to vote on the Plan.

     c. Class 3 - Secured Claim (Congress Financial Corp.)
        --------------------------------------------------

     Class 3 consists of the Allowed Secured Claim, if any, held by Congress. (See Section II.C.3.) Debtor believes that the Allowed Secured Claim of
 ---
Congress has been substantially paid in full. However, Congress has filed a claim in this case for an additional $948,029.37, plus accrued interest, to which Debtor and the Creditors Committee have objected.

     The Plan provides that the Class 3 Creditor will be paid its Allowed Claim in full in cash on the Effective Date or as soon thereafter as the Claim comprising this Class is allowed by Final Order of the Bankruptcy Court. Class 3 is impaired under the Plan and, to the extent it may be deemed an Allowed Claim, is entitled to vote on the Plan.

     d. Class 4 - Secured Claim (Burnham Leasing)
        -----------------------------------------

     Class 4 consists of the Allowed Secured Claim (if any) held by Burnham Leasing. The Class 4 Creditor did not file a proof of claim with the Court by the Bar Date and was listed as a disputed Claim on Debtor's bankruptcy schedules in the amount of $22,000. Debtor disputes this Claim and believes this Creditor was previously paid in full. Debtor holds a Bill of Sale dated April 30, 1991, representing Debtor's satisfaction of this obligation. The Plan provides that the Class 4 Creditor will be paid the allowed amount of its Claim, if any.
Class 4 is impaired under the Plan and, to the extent it may be deemed an Allowed Claim, is entitled to vote on the Plan.

     e. Class 5 - Priority Claim (Employee Priority Wage and Benefit Claims)
        --------------------------------------------------------------------

     Class 5 consists of the Allowed Claims of employees and former employees of Debtor for unpaid wages and benefits entitled to priority under Section 507(a)(3) of the Bankruptcy Code. Debtor calculates that the total amount owing to employees for unpaid wages, salaries, commissions and benefit contributions to certain plans is approximately $601,000, of which approximately $218,000 qualifies for priority treatment under Sections 507(a)(3) and (4) of the Bankruptcy Code. Debtor believes that $195,000 of the priority amount involves Claims under (S) 507(a)(3). The difference between the total employee Claims and the priority amounts (approximately $390,000) will be paid as Class 7 or Class 8 unsecured Claims. The Class 5 Claims will be paid cash on the Effective Date equal to the allowed amount of such claims. If 100% of all Class 5, 6 and 8 Allowed Claims are paid and assets or proceeds remain or become available, Class 5 Allowed Claims will share in distribution of interest at the legal rate from the Petition Date on a Pro Rata Basis with the accrued interest payable on Class 6 and 8 Allowed Claims. Class 5 is impaired under the Plan and is entitled to vote on the Plan.

     f. Class 6 - Priority Claims (Employee Benefit Plans)
        --------------------------------------------------

     Class 6 consists of Allowed Claims for contributions to employee benefit plans (and 401(k) fees) entitled to priority under Section 507(a)(4) of the Bankruptcy Code. Debtor estimates that $23,000 qualifies for payment as priority Claims under this Class. Class 6 Claims will be paid cash on the Effective Date equal to the allowed amount of such Claims. If 100% of all Class 5, 6 and 8 Allowed Claims are paid and assets or proceeds remain or become available, Class 6 Allowed Claims will share in distribution of interest at the legal rate from the Petition Date on a Pro Rata Basis with accrued interest on Class 5 and 8 Allowed Claims. This Class is impaired by the Plan and is entitled to vote on the Plan.

     g. Class 7 - Small Unsecured Claims Not Exceeding $2,500
        -----------------------------------------------------

     Class 7 consists of all Allowed Unsecured Claims not entitled to priority each of which does not exceed $2,500 in amount or does not exceed such amount based upon a voluntary reduction by the holder of the Claim to the sum of $2,500. Debtor estimates that such Claims amount to approximately $407,000. The Class 7 Claims will be paid cash on the Effective Date equal to 90% of the allowed amount of such Claims. Class 7 Claims will not receive any interest, even if Classes 5, 6 and 8 receive interest. Any holder of a Class 7 Claim may opt out of Class 7 and be treated in the same manner as holders of Class 8 Claims by either (1) voting to reject the Plan or (2) filing a written notice with the Court by the voting deadline electing to be treated as a Class 8 Creditor. In either case, such holder's Claim will be treated as a class 8 Claim. Class 7 is impaired by the Plan and is entitled to vote on the Plan.

     h. Class 8 - General Unsecured Claims Exceeding $2,500
        ---------------------------------------------------

     Class 8 consists of Debtor's prepetition, nonpriority, unsecured Creditors otherwise not classified in Class 7. Class 8 Allowed Claims include prepetition vendors and trade creditors, the deficiency Claims of secured Creditors, employee Claims in excess of priority claim amounts, and Claims arising from the rejection of executory contracts. Class 8 Claims also include the Claims of Seymour Cray.

     Depending upon resolution of the Class 3 Secured Claim of Congress Financial Corp., Debtor estimates that between approximately $8,000,000 and $9,000,000 of cash will be available for payment to Claimants in Class 8.

     The Class 8 Claims listed on Debtor's Bankruptcy Schedules (after reduction of the Claim of Seymour Cray by $1,500,000 as described below) total approximately $9.3 million. However, certain Creditors have filed Claims which are substantially greater than the amounts Debtor's records show as being owed. Debtor intends to object to many of these Claims. Nevertheless, Debtor expects the total amount of Class 8 Claims to increase materially as some of these Disputed Claims are allowed, either by Debtor after further review or through Claim objection proceedings. Should the Court allow these Claims in the total amount filed, Debtor estimates that total Class 8 Claims could approach approximately $11 million. Debtor's overall estimate is that Unsecured Creditors will receive between $.80 and $.90 for each dollar in Allowed Claims.

     Debtor's largest Unsecured Claim is held by Seymour R. Cray in the amount of $6,004,000. During the course of the credit arrangements between Congress and Debtor, Mr. Cray posted $6,000,000 in standby letters of credit to serve as additional collateral for Congress. At the time the letters of credit were provided, Mr. Cray and Debtor had an understanding that he would be reimbursed by Debtor to the extent Congress resorted to the letters of credit. Subsequent to the Chapter 11 filing, Congress drew down the standby letters of credit, thereby reducing its secured loan from approximately $12.7 million to $6.7 million. As a result of this draw down, Mr. Cray sought reimbursement from Debtor. Debtor listed his Claim as undisputed in its schedules.

     The Creditors Committee, however, questioned the Claim on the basis that Mr. Cray had signed a written waiver of subrogation for the benefit of Congress when he provided the standby letters of credit as additional security. The Committee took the position that Mr. Cray's waiver of subrogation precluded any right to recovery he might have because the intent of the agreement was to insure that Mr. Cray would not be a creditor of the Debtor. The Committee also claimed that a third party such as Mr. Cray who posts a standby letter of credit has no right of subrogation or reimbursement because the letter of credit itself is an independent obligation of the bank issuing the letter of credit owed to Congress as the beneficiary.

     In response, Mr. Cray stated that he had a specific agreement with Debtor for reimbursement and therefore did not need to rely upon the implied right of subrogation. Mr. Cray claimed that the waiver must be strictly and narrowly construed and that the language of his waiver covers only the right of subrogation and not other rights which he claims are independent, such as the rights of reimbursement, indemnification, or exoneration. Mr. Cray also claimed that general principles of equity, such as the doctrine of unjust enrichment, would support his Claim, since he had expended $6.0 million for the benefit of Debtor.

     Both the Creditors Committee and Mr. Cray are able to cite cases which support their respective arguments. The outcome of any objection to Mr. Cray's Claim that might be filed by the Committee is therefore uncertain. As a result, the Committee and Mr. Cray have negotiated a settlement of any claims which Mr. Cray has or may assert against Debtor or the Estate. The terms of the settlement are as set forth in a stipulation, a copy of which is attached to the Plan and the terms of which are summarized as follows: (i) Mr. Cray will be allowed a general Unsecured Claim in the amount of $6.0 million; and (ii) Mr. Cray must accept Debtor's remaining real estate in return for a $1.5 million reduction in his Claim. Said real estate has an estimated gross present value (before any selling costs) of approximately $900,000. This value is significantly less than the amount of distribution which otherwise could be expected by Mr. Cray for the additional $1.5 million claimed, which would be between $1.2 and $1.35 million if the unsecured Creditors receive between $.80 and $.90 for each dollar of Allowed Claims, as Debtor expects.

     Since the real estate might take some period of time, perhaps greater than a year, to sell in the ordinary course, the settlement is advantageous because it realizes an amount in excess of the value of the property immediately. The result is a faster and larger distribution to creditors and a reduction of ongoing costs of administration of Debtor following Confirmation. Confirmation of the Plan will constitute approval of the settlement.

     Aside from the Seymour Cray claim, the five largest disputed Class 8 Claims are:

     1.  Toshiba American Electronic Components, Inc. - Debtor scheduled Toshiba
         --------------------------------------------
as an unsecured non-priority Creditor in the amount of $311,950. Toshiba seeks to recover an additional $1,053,250 for custom product ordered and manufactured. Debtor disputes that the product was "custom" or met agreed specifications.

     2.  R.V. Centennial Partnership - Debtor rejected its business lease
         ---------------------------
agreement with RVCP on December 15, 1995. RVCP seeks to recover $308,151.56, purportedly composed of $208,588.61 for rent, $63,562.95 for unamortized tenant finish, and $36,000 for tile replacement. Debtor believes that these figures are overstated.

     3.  National Semiconductor Corporation - Debtor scheduled National
         ----------------------------------
Semiconductor as an unsecured non-priority creditor in the amount of $185,505. National Semiconductor seeks to recover an additional $249,295.20 for custom inventory allegedly completed. Debtor contends that National Semiconductor's claim should be limited to pre-petition arrearages.

     4.  Advanced Visual Systems - Debtor listed AVS as an unscheduled non-
         -----------------------
priority creditor in an unknown amount. AVS seeks to recover $225,000, representing an allegedly unpaid portion of the license fee provided for in the Systems Distribution and License Agreement between AVS and Debtor. Debtor disputes that AVS is entitled to recover any amount under the contract.

     5.  Air Liquide America Corporation - In addition to pre-petition
         -------------------------------
arrearages scheduled by Debtor, Air Liquide seeks to recover $101,701.20 for "charges from petition to breach" and $103,382.44 for "remaining charges, less mitigation." Debtor's position is that Air Liquide's claim should be allowed for termination payments of not more than $95,000 in addition to pre-petition arrearages.

     Allowed Class 8 Claims will be paid on a Pro Rata basis from proceeds of the liquidation of Debtor's assets, after all Administrative Expenses, Unclassified Priority Claims and all Claims in Classes 1 through 7 have been paid the amounts to which they are entitled (or adequate reserves for any unresolved Disputed Claims in such Classes have been established) pursuant to the terms of the Plan and adequate provision has been made for the payment of ongoing expenses of liquidation and administration of the Plan. If 100% of all Class 5, 6 and 8 Allowed Claims are paid and assets or proceeds remain or become available, Class 8 Allowed Claims will share in distribution of interest at the legal rate from the Petition Date on a Pro Rata Basis with accrued interest on Class 5 and 6 Allowed Claims. This Class is impaired under the Plan and is entitled to vote on the Plan.

     Debtor estimates the Pro Rata payment to Class 8 Allowed Claims to be in the range of 80 to 90 cents on the dollar. THE FOREGOING IS AN ESTIMATE AND THE ACTUAL PRO RATA DISTRIBUTION TO CLASS 8 CREDITORS MAY VARY FROM DEBTOR'S ESTIMATE. The actual percentage distribution to the holders of Class 8 Allowed Claims will depend on a variety of factors and assumptions, such as: (1) the actual amount of the sale proceeds received from the liquidation of Debtor's remaining assets; (2) the actual amount of Secured and Unsecured Claims allowed by the Court after its consideration of Disputed Claims; (3) the actual amount of Administrative Expense and Priority Claims as allowed by the Court; and (4) the fees and expenses incurred by Debtor or the Liquidating Trustee in the management and eventual winding down of Debtor's affairs.

     i. Class 9 - Allowed Interests (Debtor's Shareholders)
        ---------------------------------------------------

     Class 9 shall consist of the Allowed Interests of the Debtor's shareholders and any Allowed Claims of shareholders which are subordinated to other claims under Section 510(b) of the Bankruptcy Code (which subordinates Claims arising from the purchase or sale of Debtor's stock). If any assets remain after satisfaction of all allowed Administrative Expenses and all Allowed Claims (including interest as provided in the Plan), the Class 9 Interests will be paid from the proceeds of liquidation of such assets on a Pro Rata basis. Based on current estimates of the value of its remaining assets and the amount of unpaid

Claims, Debtor believes that there will be no distribution to Class 9 Allowed Interests.

C.   CLAIMS ALLOWANCE PROCESS

     A Claim or interest may receive a distribution under the Plan only if it is an Allowed Claim or an Allowed Interest. Creditors whose Claims were not scheduled by Debtor or were scheduled as contingent, disputed or unliquidated were required to file a proof of claim by the Bar Date (See Section II.C.7.) in
                                                        ---
order to participate in voting on the Plan and in any cash distributions. A proof of claim is deemed allowed unless it is objected to by a party in interest, in which case it is a Disputed Claim. If an objection is filed, the Bankruptcy Court must determine whether the Claim should be allowed. Under the Plan, objections may be filed up to 90 days after the Effective Date.

     The disputed portion of any Disputed Claim will be paid only after the Court has entered a Final Order allowing the disputed Claim. The Pro Rata share of the funds which would have been distributed to the holder of each Disputed Claim will be reserved pending resolution of the dispute. Any monies reserved to pay Disputed Claims which are disallowed by the Court will be paid Pro Rata to the holders of Allowed Claims in the same Class on the next distribution date.

D.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     Debtor has the right, subject to approval by the Bankruptcy Court, to assume or reject any executory contracts entered into before the commencement of the Case. Unless provided otherwise by Bankruptcy Court order, Debtor will reject all of its existing executory contracts.

E.   RETENTION OF JURISDICTION

     Under the Plan, the Bankruptcy Court will retain jurisdiction over matters pending before it on the Confirmation Date and over certain matters that may arise subsequently. These include, but are not limited to: (i) the allowance of compensation to professionals for services performed before and after Confirmation, (ii) objections to the allowance of Claims, (iii) disputes between the Plan Committee and the Liquidating Trustee, (iv) resolution of all disputes arising under or in connection with the Plan, and (v) resolution of all controversies concerning claims asserted by the Liquidating Trustee, including any claims or objections arising under 11 U.S.C. (S)(S) 502, 510, 542, 543, 544, 545, 547, 548, 549, 550 and 553.

F.   LEGAL EFFECTS OF THE PLAN

     The entry by the Bankruptcy Court of an order confirming the Plan binds Debtor, the Creditors, and all other parties in interest to the terms of the Plan, whether or not they vote in favor of the Plan. Although Debtor will not receive a discharge of its debts, confirmation will operate as an injunction against all collection or enforcement actions against the Liquidating Trustee and the property of the Estate.

G.   SEVERABILITY

     The Plan provides that if any of its provisions would render the Plan as a whole unconfirmable, such provision will be deemed severed from and not a part of the Plan, unless such severance itself would render the Plan unconfirmable. The severability of unconfirmable provisions will allow Confirmation of the remainder of the Plan without undue delay.

                  IV.  THE CHAPTER 7 LIQUIDATION ALTERNATIVE

A.   GENERAL COMPARISON OF CHAPTERS 11 AND 7

     An alternative to the Plan is to convert the Chapter 11 case to a liquidating case under Chapter 7 of the Bankruptcy Code. Debtor and the Creditors Committee have considered this alternative at several points during this case and have decided on each occasion to continue to pursue liquidation and distribution to Creditors under Chapter 11. Debtor and the Creditors Committee continue to believe that completion of this case through a liquidating Chapter 11 plan would be more favorable to Creditors than a conversion to Chapter 7. In order for Creditors to reach their own conclusions on this issue, however, a comparison of the respective procedures and relative costs of the two types of proceedings is necessary.

     Chapter 11 of the Bankruptcy Code is the reorganization chapter, under which a debtor remains in possession of its business and assets and proposes a plan for payment to its creditors. If approved, payment to creditors is then governed by the plan. Although Chapter 11 focuses primarily on reorganization and continuation of businesses, it does not prohibit plans of liquidation, such as Debtor's Plan in this case. Chapter 7, on the other hand, is the liquidation chapter of the Bankruptcy Code. In a Chapter 7 case, a trustee takes over the debtor's assets and liquidates them, in order to convert them to cash as soon as reasonably possible for distribution to creditors. Distributions to creditors are then made in accordance with the payment priorities set forth in Chapter 7.

     Many of the aspects of a bankruptcy case are essentially the same in both Chapter 11 and Chapter 7, the main difference being whether the debtor itself or a trustee represents the interests of the bankruptcy estate. Other aspects of the two Chapters differ, however, and the relative advantages and disadvantages, along with comparative costs, must be evaluated on a case-by-case basis.

B.   COSTS AND RESULTS OF THE CHAPTER 11 CASE TO DATE

     Debtor originally filed this case under Chapter 11 because it hoped to find a way to reorganize and continue its business. When those efforts proved unsuccessful after several months, Debtor entered into the Sale and Lease with Quantum and M/A-COM. Because that transaction had to be completed quickly,Debtor, in consultation with the Creditors Committee, concluded that it should continue in Chapter 11. Once the Sale and Lease was completed, the Debtor believed, again with the concurrence of the Creditors Committee, that it should continue its efforts to liquidate its assets in a manner that would maximize distributions to Creditors and allow payment at the earliest possible time. These efforts led to the auction of equipment, the sale of patent assets, and the contract for sale of Debtor's building and a portion of its land to M/A-COM. Each of those transactions was supported by the Creditors Committee, and the auction and patent sale were approved by the Bankruptcy Court. The proposed sale to M/A-COM is subject to Court approval as part of this Plan.

     Debtor has proposed its Plan because it believes that this is the most efficient way to complete liquidation and make distributions to creditors. The Creditors Committee concurs. Up to this point, the administrative costs of this case have been substantial, as described in Section III. B. of this Disclosure Statement. Debtor believes that many of those costs are essentially the same as costs that would have been incurred in a Chapter 7 case, because they were costs necessarily incurred for the preservation and liquidation of the assets of the estate. Some costs have been incurred directly in connection with the Plan and Disclosure Statement. Debtor estimates these costs, including attorneys' fees, to be approximately $95,000 as of the date of this Disclosure Statement. These costs would not have been incurred had the case been converted to Chapter 7 at an earlier time.

     While costs of a plan and disclosure statement would have been avoided in Chapter 7, the amount of money generated by liquidation of Debtor's assets may or may not have been as great if the case had proceeded under Chapter 7. Debtor believes that the experience, knowledge, and expertise of its management enabled it to realize more value for its assets than a Chapter 7 trustee would have been able to obtain. In addition, Debtor believes that the involvement of an active Creditors Committee, aggressively represented by independent counsel, has resulted in higher liquidation proceeds and prospective distributions to Creditors. It is impossible to know for certain whether a Chapter 7 trustee could have achieved results as favorable for the estate.

C.   CHAPTER 11 COSTS UP TO CONFIRMATION

     From the date of this Disclosure Statement to the time of confirmation of the Plan, Debtor will incur additional expenses in connection with seeking such confirmation. Debtor will incur copying and mailing costs estimated to be approximately $2,000 in sending the Plan, Disclosure Statement, Note and Ballot to all Creditors. In addition, Debtor estimates that it will incur copying and mailing costs of approximately $27,000 in providing a Court-approved Notice of the Plan and confirmation hearing to the beneficial owners of all of its stock. In addition, both Debtor's and Creditors Committee's counsel will incur additional fees and costs in processing the mailing, receiving and tabulating Creditors' ballots, receiving and responding to any objections to the Plan, and preparing for and participating in the confirmation hearing. Although these fees and costs are difficult to estimate, Debtor estimates that they will amount to approximately $10,000. These fees and costs will be in addition to fees and costs generated in connection with matters not directly relating to the Plan, such as claim objections, which should not differ substantially from fees and costs for such matters incurred under Chapter 7.

     If this case had been converted to Chapter 7 as of the date of this Disclosure Statement, rather than continuing as a Chapter 11, the costs directly associated with processing and confirmation of the Plan would have been largely avoided. However, the estate would still have had to bear the cost of providing notices of the conversion of the case to creditors and shareholders, thus duplicating at least a portion of the cost of such mailings under the Plan.

D.   COMPARISON OF CONFIRMATION AND CONVERSION

     From the date of the confirmation hearing forward, the respective costs of completing the case under Chapter 11 or Chapter 7 would not differ greatly. Because Debtor has substantially liquidated its assets, the total amount available to pay expenses and Creditors would be roughly equivalent under the Plan as in Chapter 7. However, Debtor believes that distribution under the Plan offers other benefits to Creditors.

     Although the Plan presents a slight saving in costs, Debtor believes that the primary benefits arise from (1) immediately appointing Terry Willkom, Debtor's current President and Chief Operating Officer, as Liquidating Trustee,
(2) avoiding delays
that could result from conversion of the case to Chapter 7, and (3) allowing more effective Creditor input.

     Mr. Willkom has utilized his knowledge and expertise in the disposition of assets throughout the case. He is the person most familiar with Debtor's history, company records, pending transactions and Claims. Since the principal remaining task in this case is the resolution of Claims, Mr. Willkom's familiarity with the circumstances surrounding company contracts, as well as his personal relationships with individuals involved in the underlying transactions, is likely to make him an effective advocate for the Estate. He will be able to evaluate and dispute smaller Claims or variances which another person serving as a Chapter 7 Trustee might not. In addition, Mr. Willkom will devote his primary time and energies to resolution of Claims, in contrast to the typical Chapter 7 Trustee who is responsible for administering many cases at once.

     The claims objection process is well under way. Debtor has reviewed all scheduled Claims and commenced discussions with Creditors concerning variances. A majority of Debtor's objections will be filed during March, and the scheduling of hearings on objections should be substantially completed in April. Mr. Willkom has been involved in this process and can efficiently complete it.

     In addition, the M/A-COM Contract was obtained through Mr. Willkom's personal efforts and negotiations with M/A-COM. M/A-COM has expressed its strong desire to negotiate and complete the transaction with Mr. Willkom, and not with a Chapter 7 trustee. M/A-COM may terminate the Contract if it is not approved and closed by May 1, 1996. Although M/A-COM has agreed to a short extension to permit confirmation of the Plan, M/A-COM has no obligation to extend the Contract any further. Because of the delays which would result if this case were converted to Chapter 7, conversion could jeopardize the proposed sale. Debtor believes that the loss of the M/A-COM Contract would be harmful to the Estate, as other expressions of interest for the property M/A-COM proposes to purchase have not been competitive.

     Under Chapter 7, it is still possible that Mr. Willkom could serve as the Chapter 7 trustee, because Chapter 7 allows creditors to elect a trustee. In order to elect a trustee, creditors holding at least 20% of the total allowable undisputed unsecured claims not held by insiders must request such election at the creditors meeting held under section 341 of the Bankruptcy Code. A trustee is elected by receiving the votes of creditors holding a majority in amount of the claims entitled to vote, if at least 20% in amount of the eligible claims vote. An elected trustee does not have to be a disinterested person.
Therefore, Mr. Willkom, as Debtor's President, would not be disqualified. Under the Bankruptcy Rules, the United States Trustee is to schedule the meeting of creditors no less than 20 and no more than 40 days after entry of the order for relief (i.e., the order converting the case). Upon conversion of the case, the United States Trustee would be required to appoint an interim trustee to serve until a trustee is elected by the creditors. The interim trustee must be a disinterested person, thereby disqualifying Mr. Willkom from serving. The interim trustee would manage the estate until replaced by an elected trustee. If no trustee were elected, the interim trustee would become the permanent trustee.

     Mr. Willkom has agreed to serve as the Liquidating Trustee under the Plan under the terms agreed upon with Debtor and the Creditors Committee. Mr. Willkom would be under no obligation to accept the position of Chapter 7 Trustee, which could impose different duties and terms of compensation on him. If Mr. Willkom were elected to serve as Chapter 7 Trustee and agreed to do so, he would then complete liquidation and distribution of the Debtor's assets in accordance with Chapter 7 requirements and not under the terms of the Plan. As stated above, Debtor does not know whether M/A-COM would choose to consummate its purchase of assets under the M/A-COM Contract in the event of conversion. If Mr. Willkom were not elected as Chapter 7 Trustee, or, if elected, chose not to serve, then either a different elected Trustee or the interim trustee would take over administration of the case.

     Conversion of the case to Chapter 7 as of the time of the confirmation hearing would likely impose some delay on the administration and completion of the case. It would necessarily take some time for an interim trustee to be appointed and to become familiar with the case. A trustee could not be elected until 20 to 40 days after conversion, and it could take additional time for the elected trustee to qualify and begin functioning. Under the Plan, the Liquidating Trustee may close the M/A-COM sale immediately after confirmation and begin making payments to Creditors on the Effective Date. The Liquidating Trustee is required to make the first distribution to Class 8 Creditors within 60 days after the Effective Date. If the case were converted to Chapter 7, a new time period for filing Claims would begin under Rule 1019 of the Federal Rules of Bankruptcy Procedure. All Creditors who have not actually filed proofs of claim in the Chapter 11 case (i.e., those Creditors who relied on proper scheduling of their Claims by Debtor in lieu of filing a proof of claim) would be obligated to file proofs of claim. Rule 3002 permits proofs of claim to be filed within 90 days after the first date set for the meeting of creditors under
Section 341. The Chapter 7 trustee could not determine the total amount of Claims filed until that time. Without this information, it would be difficult for the Chapter 7 trustee to make any distributions to creditors until the new claim filing date passed. Therefore, the first distribution to creditors would likely be delayed several months by conversion of the case. In addition, in contrast to the payment schedule imposed by the Plan, a Chapter 7 trustee is not obligated to make distributions within any fixed period of time.

     Under the Plan, a Plan Committee, with the authority to retain its own independent counsel to be compensated from the estate, would continue to supervise the activities of the Liquidating Trustee after confirmation. Chapter 7 does allow for a creditors committee, but under different terms. In Chapter 7, creditors entitled to vote for a trustee may also elect a committee of creditors at the creditors meeting. Such a committee has the authority to consult with the Chapter 7 trustee in connection with the administration of the estate, make recommendations to the trustee regarding the performance of the trustee's duties, and submit to the Court or the United States Trustee any question affecting the administration of the estate. Therefore, even in Chapter 7, the Creditors could have a voice in the administration of the case.

     The authority of a Chapter 7 committee differs from the authority granted to the Plan Committee under the Plan in several respects. A Chapter 7 creditors committee has no statutory authority to retain legal counsel at the expense of the estate. Therefore, unless creditors are willing to voluntarily bear the cost of legal counsel themselves, it is less likely that the committee will be able to obtain active, effective legal representation of its interests. Without legal counsel, the committee would likely find it difficult to present matters to the Court in representing the creditors' interests. Therefore, Debtor and the Creditors Committee believe that the Plan Committee under the Plan is likely to be more effective in representing the Creditors' interests than would a creditors committee elected under Chapter 7. In addition, the Plan grants specific powers and authority to the Plan Committee which would not be afforded to a Chapter 7 creditors committee under applicable law.

E.   COMPARATIVE COSTS AFTER CONFIRMATION HEARING DATE

     The expenses to be incurred under the Plan will be slightly less than can be expected in a Chapter 7 proceeding commencing on the confirmation hearing date. Below is a numerical comparison.

                COMPARISON OF CHAPTER 11 AND CHAPTER 7 EXPENSES
                -----------------------------------------------

       CHAPTER 11 PLAN ADMINISTRATIVE EXPENSES FROM DATE OF CONFIRMATION

1.  Liquidating Trustee
    -------------------
    Supervises claims disputes,                     $  1,600/wk (min. of 20 hrs/wk) for 2 wks
    disbursements, sale of remaining                $    800/wk (min. of 10 hrs/wk) for 5 wks
    assets                                          $     80/hr for 25 hrs
    115 hrs @ $80/hr                                ----------------------
                                                    $  9,200

2.  Debtor's Counsel
    ----------------
    Litigates or settles claims                     $120,000
    (other than Congress Financial),                       Estimated fees and expenses
    completes M/A-COM sale

3.  Creditors Committee Counsel
    ---------------------------
    Litigates Congress Financial                    $ 50,000
    claim, consults with Committee                         Estimated fees and expenses
    and obtains approval of
    settlements, oversees Liquidating
    Trustee, challenges fee
    applications

4.  Debtor's Accountants
    --------------------
    Prepares tax returns                            $  5,000
                                                           Estimated fees and expenses

5.  Quarterly Fees to
    -----------------
    U.S. Trustee's Office                           $ 11,250
    ---------------------
    3 quarters @ $3,750/qtr

                     TOTAL EXPENSES:                $195,450
                                                     =======

                       CHAPTER 7 ADMINISTRATIVE EXPENSES

1.   Chapter 7 Trustee                                                                         Hourly rate of $120
     -----------------
     Becomes familiar with claims and assets - 40 hrs.;                                         $  4,800

     supervises claims disputes, disbursements, sale of
     remaining assets - 150 hrs. (assumes 30% time premium over                                   18,000
     Liquidating Trustee);                                                                         3,600
                                                                                                 -------
     reviews fee applications - 30 hrs.                                                         $ 26,400

2.   Trustee's Attorneys/*/
     -------------------
     Advise trustee about case                                                                  $ 20,000
     Litigate or settle claims, complete M/A-COM sale, challenge fee applications                155,000
                                                                                                 -------
                                                                                                $175,000

3.   Trustee's Accountants
     ---------------------
     Prepares tax returns                                                                       $  5,000

                                                                 TOTAL EXPENSES:                $206,400
                                                                                                ========

/*/ Estimated fees are based on the assumption that a Chapter 7 trustee would hire the same attorneys who now serve as Debtor's and Creditor Committee counsel. If this assumption were incorrect, the fees of the Chapter 7 trustee attorneys would increase dramatically as new counsel would be unfamiliar with the current status of claims disputes and other pending matters.


  The cost differential of $17,200 between the fees of the Liquidating Trustee and the fees of a Chapter 7 trustee reflects approximately 40 hours of start-up costs to be incurred by a Chapter 7 trustee plus an additional 30% time premium (35 hours) as the trustee learns about various matters throughout the case. In addition, Mr. Willkom's $80/hr. rate ($1600 per week for a minimum of 20 hours) is less than an assumed $120/hr. rate for a Chapter 7 trustee. These projections assume that the Chapter 7 trustee would be someone other than Mr. Willkom. If Mr. Willkom were to serve as an elected Chapter 7 trustee, the cost difference would be less. Some additional cost would be incurred to compensate the interim trustee, however.

  The total costs for attorneys are essentially the same under the Chapter 7 and Plan alternatives, assuming that a Chapter 7 trustee could retain counsel presently representing Debtor and the Creditors Committee. Such representation might be limited or precluded by Section 327 of the Bankruptcy Code, however.
In such event, legal expenses could increase significantly. Under the Plan, Debtor's counsel would be responsible for litigating or otherwise resolving Claims other than that of Congress Financial and for completing the M/A-COM sale, while Creditors Committee Counsel would be responsible for the Congress Financial Claim. In Chapter 7, these matters would all be handled by the Chapter 7 Trustee's attorneys. The comparative table assumes this would be done at approximately the same cost.

  In a Chapter 7 proceeding, however, counsel for Debtor and/or the Creditors Committee might spend additional time advising the Chapter 7 trustee about the nature and current status of Claims disputes. On the other hand, quarterly fees in the amount of approximately $11,250 would be due in a Chapter 11 case but would not accrue in a Chapter 7 proceeding.

  Debtor believes that, on balance, confirmation of the Plan will bring this case to a quicker and more effective close than conversion to Chapter 7. Thus, aside from potential savings in administrative expenses, Debtor and the Committee believe that the Plan will likely yield earlier distributions and a better overall result.

               V.  MANNER OF VOTING AND CONFIRMATION OF THE PLAN

A.   SOLICITATION, VOTING AND ACCEPTANCES

     This Disclosure Statement has been approved by the Court, but that approval is not a decision on the merits nor an endorsement of the Plan. Acceptances of the Plan may not be solicited unless accompanied by a copy of this Disclosure Statement.

     Votes to accept or reject the Plan may be filed by all impaired Creditors. In determining acceptance of the Plan, a vote will be counted if submitted by a holder of an Allowed Claim that is impaired. An impaired Class of Claims is deemed to accept the Plan if (1) fifty percent plus one of the number of Allowed Claims voting vote to accept the Plan, and (2) two-thirds of the aggregate dollar amount of the Allowed Claims voting vote to accept the Plan.

     A ballot to be used for voting your acceptance or rejection of the Plan is enclosed with this Disclosure Statement and the Plan. Holders of Claims should read the instructions carefully, complete, date and sign the ballot, and transmit it to Debtor in the envelope enclosed. IN ORDER TO BE TABULATED, YOUR BALLOT MUST BE RECEIVED AT THE INDICATED ADDRESS NOT LATER THAN 5:00 P.M. MOUNTAIN TIME, MAY 1, 1996. FAILURE TO VOTE OR A VOTE TO REJECT THE PLAN WILL NOT AFFECT THE TREATMENT TO BE ACCORDED A CLAIM IF THE PLAN NEVERTHELESS IS CONFIRMED.

B.  CONFIRMATION

    The Bankruptcy Court will confirm the Plan after a hearing only if certain requirements, as set forth in Section 1129 of the Bankruptcy Code, are satisfied. Primarily, Debtor must establish that the Plan is in the best interests of Creditors by showing that with respect to each Class each holder of a Claim or equity interest in that Class has accepted the Plan or will receive as much as the holder would receive if Debtor were liquidated under Chapter 7. Debtor must establish that the Plan is feasible in that confirmation is not likely to be followed by the need for further financial reorganization of Debtor. Debtor believes that the Plan is in the best interests of Creditors and is feasible.

    The Bankruptcy Code allows confirmation of a plan under the so-called
"cram down" provisions even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. For purposes of confirmation under the "cram down" provisions only, acceptance of a plan by at least one impaired class is determined without including any acceptance of the plan by an "insider" as defined in the Bankruptcy Code. In summary, the Plan may still be confirmed over the objection of Creditors and equity holders as long as the Plan does not discriminate unfairly and is "fair and equitable" as to these Classes. The Plan can be confirmed without acceptance by equity holders because there is no interest junior to the equity holders that will receive anything under the Plan. If necessary, Debtor will ask the Court to confirm the Plan despite rejection of the Plan by one or more Classes.

           VI.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

    The implementation of the Plan will have tax consequences to Debtor and the holders of Allowed Claims. HOLDERS OF CLAIMS AND INTERESTS ARE STRONGLY ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN TO THEM.

    Debtor may recognize gain or loss on the sale or transfer of its assets. The amount of gain or loss generally will be measured by the difference between the fair market value of such assets and Debtor's adjusted tax basis therein. Because Debtor has little, if any, adjusted tax basis in certain of its assets, it is possible that Debtor will have net income as a result of transfers. Because of large net operating loss carryovers (See Section II.C.6. above),
                                                ---
however, Debtor believes that it will not incur any tax liability from such transfers. In addition, because Debtor will not receive a discharge under the Plan, Debtor will not incur income from discharge of indebtedness as a result of the liquidation of its assets.

                               VII.  CONCLUSION

  Debtor urges all Creditors to vote to accept the Plan and to return their properly completed ballots accepting the Plan.

  DATED this 21st day of March, 1996.
             ----

                                CRAY COMPUTER CORPORATION


                                By:/s/  TERRY A. WILLKOM
                                   ---------------------
                                   Terry A. Willkom
                                   President

                                HOLLAND & HART


                                By:/s/  JACK L. SMITH
                                   -------------------------
                                   Jack L. Smith #2640
                                   Risa L. Wolf-Smith #15835

                                   Suite 3200
                                   555 Seventeenth Street
                                   P.O. Box 8749
                                   Denver, Colorado  80201-8749
                                   Telephone:  (303) 295-8000

                                ATTORNEYS FOR CRAY COMPUTER CORPORATION



469845.23